SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2013

NUMEREX CORP.
(Exact Name of Issuer as Specified in Charter)

Pennsylvania	0-22920	11-2948749
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(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

3330 Cumberland Blvd
Suite 700
Atlanta, Georgia
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(Address of principal executive offices)

30339
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(Zip code)

(770) 693-5950
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(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
     Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 5, 2013, the Board of Directors (the “Board”) of Numerex Corp (the “Company”) increased the size of the Board from seven persons to eight persons and, upon the recommendation of the Nominating and Corporate Governance Committee, appointed Mr. Jerry A. Rose as a new director, effective April 8, 2013.   Mr. Rose was appointed to fill the vacancy created by the increase in the size of the Board and will serve as director with a term expiring at the Company’s 2013 annual meeting of shareholders.  Mr. Rose is expected to join one or more committees after the annual meeting of stockholders, June 14, 2013.

Mr. Rose will be eligible to receive the standard director compensation previously established by the Board’s Compensation Committee and provided to other non-employee directors.  Additional information regarding such compensatory arrangements may be found under the caption “Director Compensation” in the Company’s definitive proxy statement that will be filed with the Securities and Exchange Commission by May 6, 2013.  Other than being eligible to receive such director compensation, Mr. Rose did not enter into any material plan, contract, or arrangement in connection with his election as director.

There are no arrangements or understandings with any other person pursuant to which Mr. Rose was elected as a director.  There are no transactions between Mr. Rose and the Company that would require disclosure under Item 404(a) of Regulation S-K.

On April 8, 2013 the Company issued a press release regarding Mr. Rose’s appointment.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(d)       Exhibits.

99.1	Press Release dated April 8, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                     NUMEREX CORP.

Date:   April 10, 2013                                                /s/ Alan B. Catherall
                                                                                     Alan B. Catherall
                                                                             Chief Financial Officer

Exhibit Index

99.1	Press Release dated April 8, 2013